Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING CORPORATION

REPORTS FIRST QUARTER RESULTS;

REAFFIRMS CURRENT YEAR GUIDANCE

CHICAGO, IL — May 12, 2005 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced its results for the first quarter of 2005.

First Quarter Highlights

• EPS of $0.19 per diluted share

• EPS pro forma for income taxes of $0.14 per diluted share

• Free cash flow of $5.8 million

• Reduced total debt outstanding by $4.3 million

• Repurchased 192,306 shares of common stock for $3.0 million

• Senior credit agreement amended to lower interest rates by 25 basis points

2005 Guidance Reaffirmed

• EPS expectation of $1.35 - $1.45

• EPS expectation, pro forma for income taxes, of $1.00 - $1.10

James A. Wilhelm, President and Chief Executive Officer, said, “We are pleased with our first quarter performance as each of our operating units met or exceeded our expectations for the period and we continue to build on our strong new business momentum, adding 25 net new locations during the first quarter.  Our first quarter’s results do, however, include a valuation allowance of $0.9 million that reflects the write-down of the balance of long-term receivables for a management contract in Minnesota where the parking revenues after debt service have been insufficient to reimburse us for our fees and expenses.  Nevertheless, given the overall strength of our first quarter operating results, we expect to be able to absorb this variance and still reaffirm our previously communicated earnings guidance of $1.35 - $1.45 per share and $1.00 - $1.10 per share, pro forma for income taxes.”

Wilhelm continued, “When this quarter is viewed on a standalone basis, it is important to remember that our business is somewhat seasonal, with the first quarter’s performance moderated by reduced levels of travel.  This impact is most clearly reflected in the parking activity associated with our airport and hotel businesses.  As we move through the year’s succeeding quarters, we would expect to see an increase in earnings.”

First Quarter Operating Results

Gross profit for the first quarter increased to $16.0 million from $15.5 million a year ago.  This increase was due to improved performance from leased locations open for more than one year (“same locations”), partially offset by increases in expenses at reverse management locations and the fact that favorable changes to insurance loss reserves recognized in the first quarter of 2004 did not re-occur in the first quarter of 2005.  During the first quarter of each year, seasonality impacts the Company’s performance with regard to moderating revenues as well as increases in certain costs of parking services, such as snow removal, both of which negatively affect gross profit.  Although the Company’s revenues and profitability are affected by the seasonality of the business, general and administrative costs are relatively stable throughout the fiscal year.  General and administrative expenses grew by approximately 7% to $9.1 million from $8.5 million a year ago.  The first quarter of 2005 included administrative costs associated with being a public company and complying with Sarbanes Oxley requirements that did not apply to the Company at the same time last year, since the Company’s IPO did not occur until June of last year.  In the first quarter of 2005, the Company recorded a $0.9 million valuation allowance related to long-term receivables for a facility in

Minnesota as the result of a breakdown in negotiations to restructure the contract.  This development had no cash impact on the first quarter and will not have any cash impact on the year, nor will it have any impact on operations.  As a result of the foregoing, operating income for the first quarter was down by $0.1 million to $4.5 million versus $4.6 million a year earlier.

Free cash flow of $5.8 million generated during the quarter, coupled with available cash, was used to reduce total debt by $4.3 million.  This reduction was achieved despite the Company’s having initiated purchases under a stock buyback program approved by the Board of Directors in early March of this year.  As of March 31, the Company had repurchased 192,306 of its common shares for approximately $3.0 million.  The Board authorization allows the Company to buy back shares of its common stock for a total value not to exceed $6.0 million.  The debt reduction, along with the impact of 2004’s IPO and refinancing of the Company’s senior credit agreement, resulted in a $2.0 million reduction in interest expense from $4.4 million in the first quarter of the prior year to $2.4 million for the quarter ended March 31, 2005.

Net income for the first quarter was $2.1 million, or $0.19 per diluted share, versus a loss of $4.4 million a year ago.  Last year’s reported loss included $4.2 million of accrued dividends on preferred stock issues that were retired in conjunction with the IPO completed last June.  On a pro forma basis, the statutory tax rate of 39% has been reduced to 30% based on the Company’s assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. Net income for the quarter, as adjusted for the pro forma effect of income taxes, was $1.5 million, or $0.14 per diluted share.  The $0.9 million valuation allowance related to long-term receivables taken in the first quarter of 2005 impacted earnings per share by $0.08 on an as reported basis and $0.06 per share pro forma for income taxes.

Total parking services revenue for the quarter, excluding reimbursement of management contract expense, was up by 8% to $60.5 million from $56.0 million a year ago.  Reimbursement of management contract expense is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company’s parking services revenue and because it has no impact on gross profit.  This performance reflects the net addition of 21 parking locations during the past twelve months and strong same location revenue growth at leased locations.

Recent Developments

During the first quarter, the Company was awarded several new or renewal contracts for airport operations.  The Company was awarded a five-year contract renewal for management of the consolidated rental car operation at the Dallas Fort Worth International Airport.  Under terms of the contract, Standard Parking will continue to operate and maintain a fleet of 40 buses that service multiple terminals and the Consolidated Rental Car Facility.  This operation safely transports over 3.5 million passengers per year and is one of the largest and most complex operations of its kind in the country.  In early January, Standard Parking was awarded the contract to manage the parking operations at Cherry Capital Airport in Traverse City, Michigan.  Facilities at the airport have been significantly upgraded with the recent completion of a $54 million state-of-the-art airline terminal complex, a new roadway system and parking lots with a total of 970 spaces.   Standard added another airport contract to its portfolio during the quarter with the award of a three-year contract to manage the parking at Tallahassee Airport.  The Tallahassee Airport, with over 2,000 spaces, serves the state capital of Florida.

Also during the quarter:

•                  Standard Parking was awarded the contract to manage various parking-related functions at Major League Baseball’s Dodger Stadium.  The two-season contract includes responsibility for assorted functions associated with the 19,000 space parking facility, ranging from cash collection and parking pass verification to the provision of employee shuttle services.

•                  Case Western Reserve University in Cleveland, Ohio and its University Hospital selected Standard Parking to manage campus parking operations and transportation systems.  Standard Parking will manage 12,000 parking spaces at multiple locations, including meter collections and parking enforcement, and operate 15 shuttle buses serving an area known as the University Circle, home to 45 non-profit organizations that constitute the cultural, educational and medical center of the region.

•                  Standard Parking was awarded a three-year contract to manage parking services at the two campuses of the University of Colorado Health Sciences Center in Denver.  It was the first private company selected to manage the two garages and thirty one surface lots which together provide 5,000 parking spaces.

•                  Standard Parking was selected to manage two major parking facilities in Toronto, Canada.  The Queens Quay Garage, owned by the real estate arm of the Canadian government, is a 1,170 space, eight story parking facility in the Harbourfront District near the Lake Ontario shoreline.  The Southlake Regional Health Centre selected Standard Parking to assist in transitioning its 1,184 space parking facility from in-house management to an outsourced operation.

Wilhelm concluded, “We are delighted by our continuing ability to add new contracts across a broad geographical and client base.  We are seeing high levels of interest across our core markets.  In particular, outsourcing opportunities within the airport, municipal, hospital and university markets are increasing significantly.”

From mid-January 2005, the terms of the Company’s interest rate agreement with LaSalle Bank capped the LIBOR at 2.5% on $45 million of borrowings for a period of nine months, and thereafter on $30 million of borrowings for an additional nine month period.  This agreement effectively locked in a substantial portion of the Company’s variable rate debt at or below a rate of 5.75% through the middle of 2006.

In mid-March, the Company announced that it was successful in reaching an agreement with its lenders to amend certain provisions of its senior credit agreement.  These changes reduced borrowing costs by 25 basis points across the entire interest rate borrowing grid and permit the Company to repurchase shares of its common stock for a value not to exceed $6.0 million during 2005, provided that certain financial tests are met.

Financial Outlook

Based on the year to date results, the Company is reaffirming its net earnings guidance for the 2005 year of $1.35 - $1.45 per diluted share and $1.00 - $1.10 per diluted share, pro forma for income taxes. The Company is also reaffirming its expectation that free cash flow will be $15 million or higher for the year.

For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company’s assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years.  The Company’s reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards.  In addition, the

Company’s tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets.  The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.

Conference Call

The Company’s quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, May 12, 2005 and is available live and in replay to all analyst/investors through a webcast service.  To listen to the live call, individuals are directed to the Company’s investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada.  In addition, the company manages parking-related and shuttle bus operations serving more than 60 airports.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2004 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of May 12, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

# # # #

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Parking services revenue:
Lease contracts	$38,727	$35,121
Management contracts	21,817	20,873
	60,544	55,994
Reimbursement of management contract expense	82,532	87,721
Total revenue	143,076	143,715

Cost of parking services:
Lease contracts	35,371	32,424
Management contracts	9,179	8,119
	44,550	40,543
Reimbursed management contract expense	82,532	87,721
Total cost of parking services	127,082	128,264

Gross profit:
Lease contracts	3,356	2,697
Management contracts	12,638	12,754
Total gross profit	15,994	15,451

General and administrative expenses	9,094	8,483
Depreciation and amortization	1,464	1,586
Management fee-parent company	—	750
Valuation allowance related to long-term receivables	900	—

Operating income	4,536	4,632

Other expenses (income):
Interest expense	2,384	4,375
Interest income	(77)	(93)
	2,307	4,282
Income before minority interest and income taxes	2,229	350
Minority interest	121	97
Income tax expense	17	178

Net income before preferred stock dividends and increase in value of common stock subject to put/call rights	2,091	75

Preferred stock dividends	—	4,198
Increase in value of common stock subject to put/call rights	—	315
Net income (loss)	$2,091	$(4,438)

Common Stock Data:
Net income per common share:
Basic	$0.20	$—
Diluted	$0.19	$—
Weighted average common shares outstanding:
Basic	10,457,155	—
Diluted	10,727,044	—

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,897	$10,360
Notes and accounts receivable, net	35,641	34,608
Prepaid expenses and supplies	2,774	2,330
Total current assets	46,312	47,298

Leaseholds and equipment, net	16,285	16,481
Long-term receivables, net	6,901	7,317
Advances and deposits	1,697	1,816
Goodwill	118,374	118,342
Intangible and other assets, net	3,725	3,848
Total assets	$193,294	$195,102
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,595	$26,107
Accrued and other current liabilities	22,641	25,794
Current portion of long-term borrowings	3,458	3,512
Total current liabilities	56,694	55,413

Long-term borrowings, excluding current portion	101,989	106,238
Other long-term liabilities	19,986	18,111
Convertible redeemable preferred stock, series D	1	1

Common stockholders' equity:
Common stock, par value $.001 per share; 12,000,100 shares authorized; 10,294,697 shares issued and outstanding	10	10
Additional paid-in capital	193,565	193,565
Accumulated other comprehensive income	313	116
Accumulated deficit	(176,261)	(178,352)
Treasury stock, at cost, 192,306 shares	(3,003)	—
Total common stockholders' equity	14,624	15,339

Total liabilities and common stockholders' equity	$193,294	$195,102

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Operating activities:
Net income before preferred stock dividends and increase in value of common stock subject to put/call rights	$2,091	$75
Adjustments to reconcile net income to net cash provided by operations:	1,464	1,586
Depreciation and amortization Non-cash interest expense	—	981
Amortization of deferred financing costs	179	369
Amortization of carrying value in excess of principal	(51)	(718)
Valuation allowance related to long-term receivables	900	—
(Reversal) provision for losses on accounts receivable	(36)	73
Change in operating assets and liabilities	1,651	1,048
Net cash provided by operating activities	6,198	3,414

Investing activities:
Purchase of leaseholds and equipment	(256)	(175)
Contingent purchase payments	(88)	(157)
Net cash used in investing activities	(344)	(332)

Financing activities:
Repurchase of common stock	(3,003)	—
Payments on senior credit facility	(4,200)	(3,200)
Payments on long-term borrowings	(17)	(37)
Payments on joint venture borrowings	(148)	(133)
Payments of debt issuance costs	(82)	—
Payments on capital leases	(832)	(531)
Net cash used in financing activities	(8,282)	(3,901)

Effect of exchange rate changes on cash and cash equivalents	(35)	7

Decrease in cash and cash equivalents	(2,463)	(812)
Cash and cash equivalents at beginning of period	10,360	8,470

Cash and cash equivalents at end of period	$7,897	$7,658

Supplemental disclosures:
Cash paid during the period for:
Interest	$3,372	$3,431
Income taxes	175	27
Supplemental disclosures of non-cash activity:
Debt issued for capital lease obligation	$1,044	$357
Issuance of 14% senior subordinated second lien notes	—	574

Pro Forma Net Income

(in thousands, except for per share data)

		Three Months Ended
		March 31, 2005
			pro forma
			per share *
Net income - as reported	A	$2,091	$0.19
Reported income tax expense	B	17	—
Pre-tax income	C = A + B	2,108	0.20

Effective income tax rate @ 30% (1)	D = - (C x 30%)	(632)	(0.06)
Reported income tax expense	B	17	—
Total pro forma tax adjustment	E = D + B	(615)	($0.06)

Pro forma net income	F = A + E	$1,476	$0.14

* Weighted average common shares outstanding:
Basic shares outstanding		10,457
Effect of dilutive common stock options		270
Fully diluted shares		10,727

		2005 Earnings Per Share
		Guidance Range
		Low	High
Expected reportable earnings per diluted share for 2005		$1.35	$1.45
Estimated 2005 GAAP income tax expense		0.08	0.12

Pre-tax income		1.43	1.57

Effective income tax at 30% rate(1)		(0.43)	(0.47)
Pro forma earnings per diluted share for 2005		$1.00	$1.10

(1) For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. The Company’s reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards. In addition, the Company’s tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets. The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.

Free Cash Flow

(in thousands)

3 months ended
March 31, 2005
Operating Income	$4,536
Depreciation and amortization	1,464
Valuation allowance related to long-term receivables	900
Income tax paid	(175)
Minority interest	(121)
Change in assets and liabilities	2,931
Capital expenditures and contingent purchase payments	(344)
Operating cash flow	$9,191
Cash interest paid	(3,372)
Free Cash Flow(1)	$5,819
Decrease in cash and cash equivalents	2,463
Free cash flow, net of change in cash	$8,282

(Uses)/Sources of cash:
(Payments) on senior credit facility	$(4,200)
(Payments) on long-term borrowings	(997)
(Payments) of debt issuance costs	(82)
(Repurchase) of common stock	(3,003)
Total (uses) of cash	$(8,282)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

3 Months
March 31, 2005
Net cash provided by operating activities	$6,198
Net cash (used in) investing activities	(344)
Effect of exchange rate changes on cash and cash equivalents	(35)
Free cash flow	$5,819